Exhibit 10.1

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

SETTLEMENT AGREEMENT

This Settlement Agreement is dated July 2, 2024:

BETWEEN:

(1)	Mercuria Energy America, LLC (“Mercuria”); and

(2)	American Battery Technology Company (“ABTC”)

Individually a “Party” and collectively the “Parties.”

WHEREAS:

(A)	The Parties entered into a transaction dated as of May 17, 2023, including a Marketing Agreement[1];

(B)	Disputes have arisen between the Parties concerning the Marketing Agreement including Mercuria’s claim that as from June 3, 2024 (the “Original Payment Due Date”), ABTC owes Mercuria $3,205,215.96, before any applicable interest and attorneys’ fees in respect thereof (hereinafter for ease of reference only referred to as the “$3.2MM Claim”); and

(C)	Mercuria and ABTC now wish to enter into an agreement to resolve their disputes concerning the Marketing Agreement, on the terms and conditions set out below.

For good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge,

IT IS HEREBY AGREED as follows:

1.	At or before the time of execution of this Settlement Agreement, ABTC’s Chief Financial Officer shall issue a letter (with copy to be emailed to Mercuria), in which he will memorialize a standing, internal direction for ABTC to make the installment payments to Mercuria on or before the dates specified in the below agreed upon schedule, noting that September 1 and December 1, 2024 fall on a Sunday.

2.	ABTC shall pay Mercuria $1,800,000 (one million eight hundred thousand dollars) over six (6) months in six (6) payments of $300,000 per month (the $1,800,000 at times referred to as the “Settlement Sum”).

3.	Each such payment shall be paid into the following bank account designated by Mercuria:

Account Name:	[***]

Bank Account No.:	[***]

Active ACH Blocks/Filters on file:	[***]

Routing number DOM. WIRES:	[***]

1 Unless otherwise indicated, defined terms herein are as defined in the Marketing Agreement and/or related documents (which include, without limit, the Loan Facility and a certain Intercreditor Agreement dated as of December 15, 2023).

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Routing number ACH/EFT:	[***]

SWIFT Code INTL WIRES:	[***]

Bank Name:	[***]

Bank Address:	[***]

Payment Reference:	[***]

4.	ABTC will not be released from liability nor from the existing liens/Collateral for the $3.2MM Claim unless and until Mercuria has received the six payments, including timely payments and any late payments which Mercuria chooses to accept per Clause 5 hereof.

5.	Time shall be of the essence as to each of the six payments; the $1,800,000 shall be paid on or before the following dates:

July 5, 2024	$300,000
August 1, 2024	$300,000
September 1, 2024	$300,000
October 1, 2024	$300,000
November 1, 2024	$300,000
December 1, 2024	$300,000

Mercuria reserves all rights to pursue the $3.2MM Claim unless and until all six payments are made on or before their respective due dates, subject to any default in such payment being a Cured Default (as such term is defined below). If ABTC should default (including if any of the six payments is not made on or before its respective due date and such late payment is not a Cured Default as such term is defined below), Mercuria shall have the right to pursue recovery of the $3.2MM Claim (less any payments received by Mercuria made pursuant to this Settlement Agreement), with ABTC reserving any and all defenses as to Mercuria’s recovery of any amount above the $1,800,000 due under the Settlement Agreement, provided, however, that nothing herein is or shall be construed as a waiver of any of ABTC’s rights and defenses concerning Mercuria’s breach(es) of this settlement agreement; and provided that Mercuria will have the right: (a) to accept a late payment, thereby waiving its rights and remedies resulting from that particular default (which shall be deemed a “Cured Default”); or (b) to promptly reject a late payment on notice to ABTC, thereby retaining its rights and remedies resulting from that particular default.

6.	Interest will apply on the delayed payment from the Original Payment Due Date at a rate of 10% P.A.: (a) to be waived if ABTC completes all six payments on time or with late payments Cured; and (b) to be increased to 12% P.A. if ABTC defaults without a corresponding Cured Default.

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7.	Upon receipt, as provided above, of the Settlement Sum in full by Mercuria, and in consideration of the foregoing and for all other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, on behalf of itself and its agents, servants, employees, representatives, associates, members, officers, directors, shareholders, owners, parents, principals, subsidiaries, affiliates, related companies, joint ventures, partners, principals, predecessors, successors, assigns, insurers, and attorneys, and each of them, hereby releases and forever discharges the other Party and its agents, servants, employees, representatives, associates, members, officers, directors, shareholders, owners, parents, principals, subsidiaries, affiliates, related companies, joint ventures, partners, principals, predecessors, successors, assigns, insurers, and attorneys, and each of them, from and against any and all known and unknown claims, demands, debts, liabilities, losses, obligations, costs, expenses, attorneys’ fees, damages (including but not necessarily limited to direct, indirect, incidental, consequential, compensatory, punitive and/or exemplary damages), actions and causes of action, of any nature or kind, that each Party has or may have against the other Party, by reason of anything occurring on or before the date of this Settlement Agreement; provided, however, that nothing in this Settlement Agreement will be deemed to release the Parties from their obligations under this Settlement Agreement. For the avoidance of doubt: (a) the foregoing release includes any and all claims, disputes, actions, suits, proceedings, demands and/or liabilities in law and/or equity or otherwise; and (b) this Clause 7 is ineffective and does not apply should ABTC default hereunder and such default is not a Cured Default as provided in Clause 5(a) hereof.

8.	Upon receipt, as provided above, of the Settlement Sum in full by Mercuria, each Party, and its agents, servants, employees, representatives, associates, members, officers, directors, shareholders, owners, parents, principals, subsidiaries, affiliates, related companies, joint ventures, partners, principals, predecessors, successors, assigns, insurers, and attorneys, and each of them, undertake not to commence or pursue proceedings in respect of any claim whatsoever arising out of or in connection with the $3.2MM Claim and/or the Marketing Agreement and/or related documents, and to indemnify and hold the other Party, and its agents, servants, employees, representatives, associates, members, officers, directors, shareholders, owners, parents, principals, subsidiaries, affiliates, related companies, joint ventures, partners, principals, predecessors, successors, assigns, insurers, and attorneys, and each of them, harmless from and against any further claims, allegations, demands, causes of actions, suits, proceedings, liabilities and expenses of whatsoever nature arising out of or in connection with the $3.2MM Claim and/or the Marketing Agreement and/or related documents. For the avoidance of doubt, this Clause 8 is ineffective and does not apply should ABTC default hereunder and such default is not a Cured Default as provided in Clause 5(a) hereof.

9.	ABTC hereby acknowledges and agrees that its obligations hereunder are secured by the Collateral provided under or in connection with the Loan Facility and shall continue to be so secured unless and until Mercuria has received the six payments, including timely payments and any late payments which Mercuria chooses to accept per Clause 5 hereof.

10.	Each Party represents and warrants to the other Party that this Settlement Agreement constitutes a valid and binding agreement of the representing Party and that execution, delivery and performance of this Settlement Agreement are within its respective corporate or limited liability company power and has been duly authorized by all necessary corporate and/or limited liability company action, if any.

11.	No variation of this Settlement Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

12.	This Settlement Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument. Delivery can be by email of an executed counterpart from one Party’s counsel to the other Party’s counsel.

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13.	This Settlement Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and, except as otherwise provided herein, supersedes any prior agreement, understanding or arrangement between the Parties, whether oral or in writing. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Settlement Agreement except as expressly stated in this Settlement Agreement.

14.	If either Party pursues litigation against the other Party to enforce this Settlement Agreement, the prevailing Party in the litigation shall be entitled to reimbursement of all fees and expenses reasonably incurred in connection with such litigation, including reasonable attorneys’ fees.

15.	This Settlement Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York excluding the application of any laws which would result in the application of the laws of another jurisdiction. Each Party irrevocably submits to the jurisdiction of the state and federal courts in the Borough of Manhattan, State of New York in any claim or proceeding arising out of or in connection with this Settlement Agreement. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS SETTLEMENT AGREEMENT.

16.	This Settlement Agreement is intended to effect the settlement of claims which are denied and contested, and nothing contained herein shall be construed as an admission by either Party of any wrongdoing or, except as provided in this Settlement Agreement, any liability of any kind. Except as provided herein, each of the Parties denies any and all liability in connection with any claim and intends merely to avoid litigation and buy peace. No action taken or information provided in connection with the negotiations connected with this Settlement Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims or allegations or an acknowledgment or admission by either Party of any fault, liability, or wrongdoing of any kind related to the subject matter hereof, other than as provided herein. Neither this Settlement Agreement, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement, may be deemed to be or may be used as an admission of, or evidence of, the validity of any claim or allegation released herein.

Mercuria Energy America, LLC		American Battery Technology Company

By:	Authorized Corporate Representative	By:	Authorized Corporate Representative

Name:	/s/ Guillaume Vermersch	Name:	/s/ Jesse Deutsch

Title:	Chief Financial Officer	Title:	Chief Financial Officer

Date:	07/02/2024	Date:	07/03/2024

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